SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2005

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Greenway Plaza, Suite 2700

Houston, Texas 77046-0504

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 8, 2005, Pogo Producing Company, a Delaware corporation (the “Company”), and Pogo Canada, ULC, a Canadian company and a wholly-owned subsidiary of the Company (“Pogo Canada” and, together with the Company, “Pogo”), entered into a share purchase agreement with Unocal Corporation, a Delaware corporation (“Unocal”), Unocal Canada Limited and Unocal Canada Alberta Hub Limited, both Canadian companies wholly owned by Unocal (together, “Vendor”), whereby Pogo Canada agreed to purchase from Vendor all of the outstanding shares of Northrock Resources Ltd., a Canadian company and a wholly owned subsidiary of Unocal (“Northrock”), for a purchase price of U.S. $1.8 billion, subject to adjustment under the terms of the agreement.

Northrock has 644 billion cubic feet equivalent of estimated proven reserves on approximately 300,000 net acres, plus approximately 1.1 million net acres of undeveloped leasehold.

Pogo Canada’s obligations under the agreement are guaranteed by the Company, and Vendor’s obligations under the agreement are guaranteed by Unocal.  The closing is expected to occur in the third quarter of 2005 and is subject to obtaining regulatory approvals under the Competition Act (Canada) and Investment Canada Act.  The share purchase agreement contains other customary representations, warranties, covenants, conditions, indemnification provisions and termination provisions.

Pogo intends to finance the acquisition utilizing cash on hand, proceeds related to international asset sales, excess capacity under the Company’s existing revolving credit facility and opportunistic capital market transactions.  In addition, the Company has obtained a commitment from Goldman Sachs Credit Partners L.P. (“GSCP”) dated July 5, 2005 for unsecured, senior subordinated bridge loans of up to $1.8 billion, which may be used as a temporary source of a portion of the financing.  The commitment reduces to $1.0 billion if the pending sale of the Company’s Thailand operations closes before Northrock is acquired and is conditioned on, among other things, the absence of certain adverse developments.  The commitment terminates on December 31, 2005 unless other specified events occur earlier, including the abandonment of the Northrock acquisition.  If drawn, the loans would mature one year from the date on which they were made and would convert to term loans due six years from that date if not repaid at maturity.  GSCP is an affiliate of Goldman, Sachs & Co., which has in the past provided and may from time to time in the future provide investment banking and advisory services to the Company and its affiliates.

This report contains only a summary of certain provisions of the share purchase agreement.  The summary does not purport to be a complete summary of the agreement and is qualified by reference to the agreement, which is filed as an exhibit hereto.  The agreement contains representations, warranties and other provisions that were made, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them, and it should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates.  The representations and other provisions of the agreement speak only as of the dates specified therein.

The statements regarding the expected timing of the closing of the Northrock acquisition, expected methods of financing the transaction and all other statements in this report other than statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Important factors that could cause actual results to differ materially from Pogo’s expectations are described above and in cautionary statements included in the Company’s other periodic filings with the SEC.

Item  9.01 Financial Statements and Exhibits

(c)                                  Exhibits.

Exhibit 10.1 is filed herewith; exhibit 99.1 is furnished herewith.

Exhibit Number	Description

10.1	Share Purchase Agreement dated July 8, 2005 among Unocal Canada Limited, Unocal Canada Alberta Hub Limited, Unocal Corporation, Pogo Canada, ULC and Pogo Producing Company

99.1	Press release dated July 11, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POGO PRODUCING COMPANY

Date: July 12, 2005	By:	/s/ James P. Ulm, II
James P. Ulm, II
Senior Vice President and
Chief Financial Officer